Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 3, 2008, except for Notes
H and S, relating to 2006 and 2007, as to which the date is October 8, 2009 with respect to the consolidated financial statements and schedule of VSS-Cambium Holdings, LLC (Successor basis) at December 31, 2007 and for the period from January 29, 2007 (inception) through
December 31, 2007 (Successor basis), the period from January 1, 2007 to April 11, 2007 (Predecessor basis) and the year ended December 31, 2006 (Predecessor basis), included in the Proxy Statement of Voyager Learning Company that is made a part of the Registration Statement (Form S-4) and related Prospectus of Cambium-Voyager Holdings, Inc. for the registration of shares of its common stock.
/s/ Ernst & Young LLP
Boston, Massachusetts
October 8, 2009